Exhibit 2.1

AMENDMENT TO RECAPITALIZATION

AND INVESTMENT AGREEMENT

This Amendment (this “Amendment”), dated and effective as of November 26, 2014, to the Recapitalization and Investment Agreement, dated as of October 3, 2014 (the “Agreement”; initial capitalized terms used and not defined herein shall have the meanings assigned to such terms in the Agreement), by and between RadioShack Corporation (the “Company”) and General Retail Holdings L.P. (the “Sponsor”).

RECITALS:

WHEREAS, on October 3, 2014, the Parties entered into the Agreement, pursuant to which, among other things, subject to the terms and conditions in the Agreement, the Company agreed to issue 200,000 shares of Preferred Stock to the Sponsor; and

WHEREAS, each of the Parties desires to enter into this Amendment to amend the Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained in this Amendment, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

1. Amendments.

(a) The penultimate recital of the Agreement is hereby amended and restated in its entirety as follows:

“WHEREAS, subject to the terms and conditions set forth herein, the Company will issue to the Sponsor the Sponsor Commitment Fee Equity in the manner described in Section 2.4; and”

(b) Section 1.2 of the Agreement is hereby amended by adding the following definitions in alphabetical order:

“Consented Issuance” means an issuance of Preferred Stock to a third party (other than in the Rights Offering) that the Sponsor shall have consented to in writing specifically for the purpose of the definitions of Determination Amount and Determination Date, which consent for such purpose only may be granted or withheld in the Sponsor’s sole discretion.

“Determination Amount” means either (i) if the Company issues any Preferred Stock pursuant to a Consented Issuance on the Rights Offering Closing Date or during the period commencing on the fourth Business Day immediately following the 6-month anniversary of the Rights Offering Closing Date and ending on December 31, 2015, (x) 20,000 multiplied by (y) (I) one minus (II) the quotient of (A) the excess, if any, of the VWAP as of the Determination Date over $0.30 divided by (B) the VWAP as of the Determination Date or (ii) if the Company does not effect any issuance of Preferred Stock described in clause (i) above, 20,000.

“Determination Date” means the earliest of (i) the Business Day immediately preceding the Rights Offering Closing Date (but only if (a) the Company issues Preferred Stock pursuant to a Consented Issuance on the Rights Offering Closing Date or (b) as of the Rights Offering Closing Date, there is no third party that has a right (contingent or otherwise) to receive shares pursuant to a Consented Issuance on or prior to December 31, 2015), (ii) a Business Day during the period commencing on the Business Day immediately following the 6-month anniversary of the Rights Offering Closing Date and ending on December 28, 2015 (but only if the Company issues, or becomes obligated to issue (on such date or on a future date), Preferred Stock pursuant to a Consented Issuance as of such Business Day) and (iii) December 28, 2015.

“Initial Sponsor Commitment Fee Equity” means the 30,000 shares of Preferred Stock to be issued pursuant to clause (x) of the first sentence of Section 2.4 at the Rights Offering Closing.

“VWAP” means, with respect to any date of determination, (i) the volume-weighted average sale price per share of Common Stock on the principal securities exchange or quotation facility (whether U.S. national or regional or non-U.S.) on which the shares of Common Stock are listed or quoted, as displayed under the heading Bloomberg VWAP on Bloomberg page “RSH Equity VWAP” (or any appropriate successor page), in respect of the period from the open of trading on such securities exchange or quotation facility on the 30th day immediately preceding such date of determination until the close of trading on such securities exchange or quotation facility on such date of determination or (ii) if such volume-weighted average price described in clause (i) is unavailable or not provided for any reason, or there is no securities exchange or quotation facility (whether U.S. national or regional or non-U.S.) on which the shares of Common Stock are listed or quoted, the market price per share of Common Stock on such date, determined using a volume-weighted average method by a nationally recognized independent investment bank that is mutually acceptable to the Company and the Sponsor.

(c) Section 1.3 of the Agreement is hereby amended by deleting the words “Initial Sponsor Designee” and the corresponding Section reference.

(d) Sections 2.2 and 2.5(a)(iii) of the Agreement are hereby amended by replacing the words “the Sponsor Commitment Fee Equity” with the words “the Initial Sponsor Commitment Fee Equity”.

(e) Section 2.4 of the Agreement is hereby amended and restated in its entirety as follows:

“Authorization and Issuance of Sponsor Commitment Fee Equity. The Company shall authorize the issuance to the Sponsor, (x) at the Rights Offering Closing, of 30,000 shares of Preferred Stock and (y) at the Rights Offering Closing (if the Determination Date occurs pursuant to clause (i) of the definition thereof) or on the third Business Day immediately following the

Determination Date (if the Determination Date occurs pursuant to clause (ii) or clause (iii) of the definition thereof), of a number of shares of Preferred Stock equal to the Determination Amount (provided that, to the extent, if any, that such shares of Preferred Stock would be convertible into shares of Common Stock pursuant to the Certificate of Designation immediately following such issuance, there shall be substituted for each share of Preferred Stock that would be so convertible 2,000 shares of Common Stock). The shares issued pursuant to clause (x) and clause (y) of the immediately preceding sentence are collectively referred to herein as the “Sponsor Commitment Fee Equity”. On the basis of the representations, warranties, covenants and agreements set forth herein, at the Rights Offering Closing, the Company shall issue, assign and deliver to the Sponsor (or its designee), and the Sponsor (or its designee) shall acquire and take assignment and delivery of, 30,000 shares of Preferred Stock, free and clear of all Liens (except for restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities Laws). On the basis of the representations, warranties, covenants and agreements set forth herein, at the Rights Offering Closing (if the Determination Date occurs pursuant to clause (i) of the definition thereof) or on the third Business Day immediately following the Determination Date (if the Determination Date occurs pursuant to clause (ii) or clause (iii) of the definition thereof), the Company shall issue, assign and deliver to the Sponsor (or its designee), and the Sponsor (or its designee) shall acquire and take assignment and delivery of, a number of shares of Preferred Stock equal to the Determination Amount (provided that, to the extent, if any, that such shares of Preferred Stock would be convertible into shares of Common Stock pursuant to the Certificate of Designation immediately following such issuance, there shall be substituted for each share of Preferred Stock that would be so convertible 2,000 shares of Common Stock), free and clear of all Liens (except for restrictions on transfer provided for in the Transaction Documents or imposed by applicable securities Laws). The parties agree to treat the issuance of the Sponsor Commitment Fee Equity as an adjustment to the purchase price of the shares issued pursuant to the Sponsor Conversion and this Section 2.4 for all applicable income tax purposes.”

(f) Clause (iii) of Section 2.5(a) of the Agreement is hereby amended by replacing the words “the Sponsor Commitment Fee Equity” with the words “the Initial Sponsor Commitment Fee Equity”.

(g) Section 5.5 of the Agreement is hereby amended by adding the following sentence to the end of such section:

“Notwithstanding the foregoing provisions of this Section 5.5, prior to the Rights Offering Closing Date, the Sponsor will not knowingly contact or engage in substantive discussions with any Person known to Sponsor to be a consultant or advisor to the Company (other than legal counsel) without the consent of, and compliance in all material respects with any conditions reasonably imposed by, an executive officer or counsel to the Company (such consent not to be unreasonably withheld).”

(h) Section 5.6(a) of the Agreement is hereby amended and restated in its entirety as follows:

“The Company shall cause the Board of Directors to consist of seven directors immediately following the Rights Offering Closing, including (i) four designees selected by Sponsor, (ii) the Company’s Chief Executive Officer at the time of the Rights Offering Closing, and (iii) two independent directors reasonably acceptable to the Sponsor and reasonably acceptable to the Company which independent directors may but are not required to be members of the Board of Directors as of the date hereof (with such independent directors being selected by the members of the Board of Directors not designated by the Sponsor or a committee of such directors), and take all requisite corporate action to cause such Board Representatives designated to be elected or appointed to the Board of Directors by the Sponsor to be approved by not less than that number of members of its current Board of Directors such that no Default, Event of Default or “change-in-control” or similar concept shall be deemed to occur as a result of the election or appointment of the Board Representatives to the Board of Directors. Within five (5) Business Days after request by the Company to the Sponsor, the Sponsor shall submit to the Company the identities of its Board Representatives to be appointed pursuant to this Section, together with the information regarding such Board Representatives required to be disclosed pursuant to Rule 14f-1 under the Exchange Act. The parties shall use their reasonable best efforts to agree on the independent directors to serve on the Board of Directors, which the parties hereto undertake to accomplish as promptly as practicable. The Company shall take all actions required by Law and the Company’s Organizational Documents to effectuate the appointment of one of the directors identified in clause (i) of the first sentence of this Section 5.6(a) immediately prior to the Rights Offering Closing and to effectuate the appointment of the other directors identified in clause (i) of the first sentence of this Section 5.6(a) immediately following the Rights Offering Closing.”

(i) Section 5.6(b) of the Agreement is hereby amended by replacing the words “with respect to the directors to be appointed immediately following the Rights Offering Closing, the requirement that at least two designees of the Sponsor satisfy the NYSE requirements for director independence (it being agreed that the Initial Sponsor Designee may constitute one of the designees satisfying such requirement)” with the words “at least two designees of the Sponsor satisfying the NYSE requirements for director independence”.

(j) Section 5.6(d) of the Agreement is hereby amended by deleting the words “(or immediately following the appointment of the Initial Sponsor Designee, in the case of the appointment of the Initial Sponsor Designee)”.

2. Equitable Adjustments. In the event of any occurrence on or prior to the date that is three Business Days following the Determination Date that would result in an anti-dilution adjustment pursuant to the terms of the Certificate of Designation (assuming shares of Preferred Stock were outstanding at the time of such occurrence), the Determination Amount shall be appropriately adjusted to account for such occurrence.

3. Entire Agreement. This Amendment, taken together with the Agreement, constitutes the entire and complete agreement between the Parties with respect to the subject matter hereof and supersedes all prior agreements, commitments, communications, representations and understandings, both written and oral, among the Parties with respect to the subject matter hereof.

4. Confirmation of the Agreement. Other than as expressly amended, modified or supplemented hereby, the Agreement shall remain unmodified and in full force and effect.

5. Governing Law. The terms of Section 11.11 of the Agreement shall apply to this Amendment mutatis mutandis.

6. Counterparts. This Amendment may be executed in any number of counterparts (including via facsimile or other electronic transmission in portable document format (pdf)) with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Amendment. This Amendment shall become effective when, and only when, each party shall have received a counterpart hereof signed by the other party. Delivery of an executed counterpart hereof by means of facsimile or electronic transmission in portable document format (pdf) shall have the same effect as delivery of a physically executed counterpart in person.

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IN WITNESS WHEREOF, the parties have executed and delivered this Amendment as of the date first above written.

RADIOSHACK CORPORATION

By:	/s/ Robert C. Donohoo
Name:	Robert C. Donohoo
Title:	Vice President and General Counsel

GENERAL RETAIL HOLDINGS L.P.

By:	/s/ Joseph Mause
Name:	Joseph Mause
Title:	Chief Financial Officer

[Signature Page to Amendment to Recapitalization and Investment Agreement]